EXHIBIT 99.1

ATLANTIC GREEN POWER ENTERS PROJECT AGREEMENT WITH INVENERGY TO DEVELOP SOLAR PROJECT IN SOUTHERN NEW JERSEY

West Atlantic City, New Jersey – (May 2, 2011) -- Atlantic Green Power Holding Company (AGPH.OB) announced today that its operating subsidiary, Atlantic Green Power Corporation, has sold a majority interest in a Delaware limited liability project company (the “Project Company”) to Invenergy Solar Development LLC (“Invenergy”), an affiliate of Invenergy LLC, for cash reimbursement of project costs, and future consideration based on the joint development of a solar project in southern New Jersey.

The project will generate up to 18 MW of clean, renewable solar power and has an advanced PJM interconnection queue position.  It will be located on several parcels of land, the rights to which have been assigned by Invenergy to the Project Company.

“We look forward to collaborative efforts with Invenergy in the development of the solar project in southern New Jersey,” said Robert Demos, Jr., President and Chief Executive Officer of Atlantic Green Power Holding Company.  “Invenergy has an impressive record of success in the development and operation of renewable energy facilities, and we look to continue that success with the southern New Jersey project.”

“We’re pleased to work with Atlantic Green Power in developing this solar project as we expand our clean energy portfolio,” said Jim Shield, Invenergy’s Executive Vice President and Chief Development Officer.  “This venture allows us to enter the New Jersey solar market with a project having an advanced interconnection queue position.”

The Project Company was one of several limited liability companies formed by Atlantic Green Power Corporation to develop solar projects in southern New Jersey.

About Atlantic Green Power
Atlantic Green Power Holding Company is a renewable energy company focused primarily on the development of utility-scale solar energy generation in the Mid-Atlantic United States.   Atlantic Green Power’s mission is to operate a business based upon the unique economic and environmental benefits of utility-scale solar farms in the generation of electricity.  For more information, visit http://atlanticgreenpower.com/home or www.twitter.com/AtlanticGrnPowr

Contact:
Robert Demos
Atlantic Green Power Holding Company
609-241-6027

About Invenergy
Invenergy and its affiliated companies develop, own and operate large-scale renewable and other clean energy generation facilities in North America and Europe. Invenergy is committed to clean power alternatives and continued innovation in electricity generation. Invenergy's home office is located in Chicago and it has regional development offices throughout the United States and in Canada and Europe.

Invenergy and its affiliated companies currently have over 6,400 MW of wind, solar, and thermal projects under contract, in construction, or in operation. For more information, please visit www.invenergyllc.com.

Contact:
Alissa Krinsky
Invenergy
312-582-1554

Forward-Looking Statements
Statements about the future expectations of Atlantic Green Power Holding Company, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  Atlantic Green Power intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, Atlantic Green Power’s actual results could differ materially from expected results.